Exhibit 99.1

Nivalis Therapeutics Announces FDA Orphan Drug Designation for N91115 in Cystic Fibrosis

Designation marks important milestone in the development and regulatory pathway for the first CFTR stabilizer

BOULDER, Colo., January 15, 2016 —Nivalis Therapeutics, Inc. (NASDAQ: NVLS), a clinical stage pharmaceutical company focused on developing innovative solutions for people with cystic fibrosis (“CF”), today announced the U.S. Food and Drug Administration (“FDA”) has granted Orphan Drug Designation to the Company’s lead investigational drug, N91115, a novel stabilizer of the cystic fibrosis transmembrane conductance regulator (CFTR) protein.

“The Orphan Drug Designation represents an important milestone in the development and regulatory strategy for N91115 and underscores the unmet need that remains in treating CF,” said Jon Congleton, president and chief executive officer of Nivalis. “We look forward to the continued clinical advancement of this first-in-class CFTR stabilizer, a new approach to modulating the defective CFTR protein.”

The Company recently initiated a Phase 2, 12-week, double-blind, randomized, placebo-controlled, parallel group study to investigate the efficacy and safety of N91115 in 135 adult patients with CF who are homozygous for the F508del-CFTR mutation and being treated with Orkambi™. Results of this study are planned to be reported in the second half of 2016. N91115 works through a novel mechanism of action called S-nitrosoglutathione reductase (GSNOR) inhibition that is presumed to modulate the unstable and defective CFTR protein responsible for CF.

The FDA Orphan Drug Designation program provides a special status to drugs and biologics intended to treat, diagnose or prevent diseases and disorders that affect fewer than 200,000 people in the U.S. This designation provides for a seven-year marketing exclusivity period against competition, as well as certain incentives, including federal grants, tax credits and a waiver of PDUFA filing fees.

The Company will also seek Fast Track status for its development program with N91115.  A Fast Track designation enables more frequent interactions with the FDA to expedite the development and review process for drugs intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs.

For more information on the Phase 2 study, please visit ClinicalTrials.gov and reference Identifier NCT02589236.

About Nivalis Therapeutics, Inc.

Nivalis Therapeutics, Inc. (http://www.nivalis.com) is a clinical stage pharmaceutical company committed to the discovery, development and commercialization of therapeutics for people with cystic fibrosis (CF). In addition to developing innovative solutions intended to extend and improve the lives of people with CF, Nivalis plans to utilize its proprietary S-nitrosoglutathione reductase (GSNOR) inhibitor portfolio to develop therapeutics for other diseases.

About N91115

CF is a life-shortening genetic disease that affects an estimated 70,000 people worldwide, predominately in the United States and Europe, according to the Cystic Fibrosis Foundation (www.cff.org). CF is characterized by a defect in the chloride channel known as the “cystic fibrosis transmembrane conductance regulator,” or CFTR, and is caused by mutations in the CFTR gene. N91115 works through a novel mechanism of action called GSNOR inhibition that is presumed to modulate the unstable and defective CFTR protein responsible for CF. GSNOR inhibition restores GSNO levels thereby modifying the chaperones responsible for CFTR protein degradation. This stabilizing effect increases and prolongs the function of the CFTR chloride channel and leads to an increase in net chloride secretion. Nivalis discovered and owns exclusive rights to N91115 in the United States (U.S.) and all other major markets, including U.S. composition of matter patent protection until at least 2031.

Nivalis Therapeutics has completed clinical studies with N91115, including a Phase 1a dose-escalation safety study in healthy volunteers, and a Phase 1b safety study in people with CF who have two copies of the F508del mutation. In preclinical studies, N91115 has been shown to increase the function of F508del-CFTR, the mutant protein that is estimated to be present in approximately 86 percent of people with CF in the United States and Europe.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Nivalis’ development plans and potential opportunities and expectations that early stage clinical trials are indicative of later stage clinical trial results or will result an approved drug. These forward-looking statements are based on management’s current expectations of future events and involve substantial risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the risk that the timing of site initiation and patient enrollment for our clinical trials may take longer than expected, delays in the timing of regulatory filings and approvals, delays in the commercialization or availability of lumacaftor/ivacaftor, and other matters that could affect the completion of the clinical development and commercial potential of the company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Nivalis’ business in general, see the risk factors contained in the company’s prospectus filed with the Securities and Exchange Commission on June 17, 2015, in the company’s most recent quarterly report on Form 10-Q and in its other reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of this release, and Nivalis undertakes no duty to update or revise this information unless required by law.

Contacts:

Investor Relations

John Graziano

1-646-378-2942

jgraziano@troutgroup.com

Media Relations

Lindsay Rocco

1-862-596-1304

lrocco@elixirhealthpr.com